     As filed with the Securities and Exchange Commission on March 21, 2003

                                                      Registration No. 333-_____
                    Post Effective Amendment No. 1 to Registration No. 333-50320
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                       AND

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                     FORM S-8 REGISTRATION NUMBER 333-50320
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                                     UBS AG
             (Exact name of registrant as specified in its charter)

              SWITZERLAND                             98-0186363
       (State or other jurisdiction of              (I.R.S. Employer
       incorporation or organization)               Identification No.)

                   BAHNHOFSTRASSE 45, ZURICH, SWITZERLAND, AND
                      AESCHENVORSTADT 1, BASEL, SWITZERLAND
                    (Address of Principal Executive Offices)

                            UBS AG OMNIBUS STOCK PLAN
                        UBS AG EQUITY INCENTIVE PROGRAM(1)
                            (Full title of the Plan)

                           ROBERT C. DINERSTEIN, ESQ.
                                     UBS AG
                                  299 PARK AVE.
                            NEW YORK, NEW YORK 10171
                                 (212) 821-3000
            (Name, address and telephone number of agent for service)

-------------------------
(1) The UBS AG Equity Incentive Program is listed here solely for the purpose of amending its registration on Registration Statement No. 333-50320.

                         CALCULATION OF REGISTRATION FEE

======================================================================================================
                                                 Proposed           Proposed
                                                 maximum             maximum
Title of securities      Amount to be         offering price        aggregate            Amount of
 to be registered         registered             per unit         offering price      registration fee
-------------------      ------------         --------------      --------------      ----------------
Ordinary Shares, par
value CHF 0.80(1)       35,000,000 (2)        $ 44.3250 (3)      $1,551,375,000 (3)      $  125,506
======================================================================================================

         (1) The Ordinary Shares par value CHF 0.80 (the "Ordinary Shares") of UBS AG (the "Company") being registered hereunder will be issued pursuant to the UBS AG Omnibus Stock Plan (the "Plan").

         (2) Such indeterminate number of additional shares as may be issuable pursuant to a recapitalization of the Ordinary Shares under the Plan is hereby also registered.

         (3) Computed pursuant to Rule 457(h) solely for the purpose of determining the registration fee, based upon an assumed price of $44.3250 per share, which was the average of the high and low prices of UBS AG Ordinary Shares on 19 March 2003, as reported on the New York Stock Exchange Consolidated Tape.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference

                  The contents of Registration Statement No. 333-50320 on Form S-8 (pursuant to which 8,795,000 Ordinary Shares and $200,000,000 worth of Deferred Compensation Obligations were registered), other than footnote (1) on the cover page of such Registration Statement, are hereby incorporated by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-50320. Footnote (1) to Registration Statement No. 333-50320 (pertaining to the registration of an indeterminate amount of plan interests) is hereby removed from such Registration Statement.

                  Also incorporated by reference in this Registration Statement are the following documents heretofore filed by UBS AG (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

                  a. The Company's Annual Report on Form 20-F for the year ended December 31, 2002, filed pursuant to the Exchange Act;

                  b. All other reports filed by the Company pursuant to sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

                  c. The description of the Company's Ordinary Shares, par value CHF 10 per share (the "Ordinary Shares"), contained in the Company's Annual Report on Form 20-F filed with the Commission on May 9, 2000, pursuant to the Exchange Act (Registration No. 001150226), and any amendment or report filed for the purpose of updating such description.

                  All documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the dates of filing of such documents.

                  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.           Description of Securities

                  Not applicable with respect to the Ordinary Shares registered pursuant to this Registration Statement.

                  Solely with respect to Post-Effective Amendment No. 1 to Registration Statement No. 333-50320, the description of the Company's Deferred Compensation Obligations, as set forth in Item 4 of Registration Statement No. 333-50320 on Form S-8, is hereby amended to read in its entirety as follows:

                  "Item 4.          Description of Securities

                  Deferred Compensation Obligations.

                  The Company may offer or grant eligible employees certain deferred compensation awards or the opportunity to defer a specified percentage or dollar amount of their regular or incentive based compensation under the UBS AG Omnibus Stock Plan, or under various sub-plans thereof, including, but not limited to, the Company's Equity Ownership Plan. The deferred compensation, together with any employer matching contributions thereon, are referred to as "Deferred Compensation Obligations". Deferred Compensation Obligations are credited to an account established by the Company and may be notionally invested in UBS ordinary shares or other notional alternative investment vehicles ("AIVs") and may be subject to forfeiture in the event that a plan participant engages in certain conduct or if specified events occur during a defined restriction period. A description of the Company's deferred investment indices will be included in the documents referred to in Part I of this Registration Statement and delivered to participants in each plan, as applicable.

                  Deferred Compensation Obligations are unsecured obligations of the Company and will generally rank pari passu with other unsecured and unsubordinated indebtedness of the Company and/or its subsidiaries from time to time outstanding. The Company may fund its Deferred Compensation Obligations through one or more employee benefit trusts which may or may not be subject to claims of the Company's (and/or its subsidiaries') general creditors.

                  The Compensation Committee of the Board of Directors or its designee (the "Committee") will from time to time identify the deferred investment indices which may be used to measure the notional return (positive or negative) to be credited or debited to the balance of a participant's Deferred Compensation Obligation account. The Committee will also establish rules regarding each of the deferred investment indices. The type of payment which participants may receive at the end of a deferral period will depend on the rules applicable to the particular deferral award or opportunity and/or the particular deferral investment index or indices. Depending on the applicable rules, Deferred Compensation Obligations may be paid in the form of the Company's ordinary shares, in cash, or in some combination thereof.

                  Balances in Deferred Compensation Obligation accounts are payable at the end of the deferral period specified at the time of the grant of the deferred compensation award or the deferral election, as applicable. Except in the case of the retirement, death, disability or termination of employment of the participant, the Deferred Compensation Obligations are not subject to redemption or pre-payment in whole or in part, prior to the individual payment dates specified at the time of issuance.

                  The Omnibus Stock Plan or any sub-plans thereof may be amended or terminated at any time, including with respect to the terms and conditions described above, provided that no plan amendment may adversely affect the rights of any participant to receive benefits previously granted under such plan in accordance with its terms in effect prior to such amendment.

                  A participant's rights with respect to the Deferred Compensation Obligations are generally not subject to assignment, sale or other transfer during the participant's lifetime nor are they liable or subject in any manner to attachment, garnishment or execution; except that a participant may be permitted to transfer and assign his or her rights to a trust, limited liability company or partnership of which all of the beneficiaries, members or partners are either (a) the transferring participant or (b) members of his or her immediate family."

Item 5.           Interests of Named Experts and Counsel

                  None.

Item 6.           Indemnification of Directors and Officers

                  Under Swiss law, directors and senior officers acting in violation of their statutory duties - whether dealing with bona fide third parties or performing any other acts on behalf of the corporation - may become liable to the corporation, its shareholders and (in bankruptcy) its creditors for damages. The directors' liability is joint and several but only to the extent the damage is attributable to each director based on willful or negligent violation of duty. If the board of directors lawfully delegated the power to carry out day-to-day management to a different corporate body, e.g., the executive board, the board of directors is not vicariously liable for the acts of the members of the executive board. Instead the directors can be held liable for their failure to properly select, instruct or supervise the executive board members. If directors and officers enter into a transaction on behalf of the corporation with bona fide third parties in violation of their statutory duties, the transaction is nevertheless valid as long as it is not excluded by the corporation's business purpose.

                  Under Swiss law, a corporation may indemnify a director or officer of the corporation against losses and expenses (unless arising from his gross negligence or willful misconduct), including attorney's fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of or serving at the request of the corporation.

                  Because the Company is a Swiss company headquartered in Switzerland, many of the directors and officers of the Company are residents of Switzerland and not the U.S. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws to:

                  - effect service within the U.S. upon the Company and the directors and officers of the Company located outside the U.S.,

                  - enforce in U.S. courts or outside the U.S. judgments obtained against those persons in U.S. courts,

                  - enforce in U.S. courts, judgments obtained against those persons in courts in jurisdictions outside the U.S., and

                  - enforce against those persons in Switzerland, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

                  Neither the Company's articles of association nor Swiss statutory law contain provisions regarding the indemnification of directors and officers.

                  According to general principles of Swiss employment law, an employer may, under certain circumstances, be required to indemnify an employee against losses and expenses incurred by him in the execution of his duties under an employment agreement, unless the losses and expenses arise from the employee's gross negligence or willful misconduct.

                  The Company maintains directors' and officers' insurance for its directors and officers.

Item 7.           Exemption from Registration Claimed

                  Not applicable.

Item 8.           Exhibits

                  An Exhibit Index, containing a list of all exhibits filed with this registration statement, is included on page 10.

Item 9.           Undertakings

                  (a) Rule 415 Offering. The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                           (i) include any Prospectus required by Section 10(a)(3) of the Securities Act, unless the information is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                           (ii) reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs 9(a)(1)(i) and 9(a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) To file a post-effective amendment to the registration statement to include any financial statements required by
         Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the undersigned includes in the prospectus, by means of a post-effective amendment, financial statement required pursuant to this paragraph 9(a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

                  (b) Subsequent Exchange Act Documents. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                Index to Exhibits

Exhibit No.                        Description of Exhibit
-----------                        ----------------------
4.1               Articles of Association of UBS AG (incorporated by reference to Exhibit 1.1 to the Company's Annual Report on Form 20-F for
                  the fiscal year ended 31 December 2002).

4.2 Organization Regulations of UBS AG (incorporated by reference to Exhibit 1.2 to the Company's Annual Report on Form 20-F for the fiscal year ended 31 December 2002).

4.3 Instruments defining the rights of holders of long-term debt issued by UBS AG and its subsidiaries (incorporated by reference to Exhibit 2(b) to the Company's Annual Report on Form 20-F for the fiscal year ended 31 December 2002).

5                 Opinion of Bar & Karrer, counsel to the Company.

23                Consent of Ernst & Young Ltd.

24                Power of Attorney.

                                   SIGNATURES

                  The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zurich, Switzerland on the 11th day of February 2003.

                                           UBS AG

                                           By: /s/ Hugo Schaub
                                               ---------------------------------
                                               Hugo Schaub
                                               Group Controller

                                           By: /s/ Robert B. Mills
                                               ---------------------------------
                                               Robert B. Mills
                                               Managing Director

                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Signatures                                   Title                      Date
       ----------                                   -----                      ----
                    *                      President of Group Executive   __________, 2003
--------------------------                 Board (principal executive
Peter Wuffli                               officer)

                    *                      Group Controller               __________, 2003
--------------------------                 (principal accounting
Hugo Schaub                                officer and principal
                                           financial officer)

                    *                      Chairman and Member of Board   __________, 2003
--------------------------                 of Directors
Marcel Ospel

                    *                      Vice Chairman of the Board     __________, 2003
--------------------------                 of Directors
Alberto Togni

                    *                      Vice Chairman of the Board     __________, 2003
--------------------------                 of Directors
Johannes A. de Gier

                    *                      Vice Chairman of the Board     __________, 2003
--------------------------                 of Directors
Peter Bockli

                                           Member of Board of Directors   __________, 2003
--------------------------
Ernesto Bertarelli

                    *                      Member of Board of Directors   __________, 2003
--------------------------
Sir Peter Davis

                    *                      Member of Board of Directors   __________, 2003
--------------------------
Rolf A. Meyer

                    *                      Member of Board of Directors   __________, 2003
--------------------------
Hans Peter Ming

                    *                      Member of Board of Directors   __________, 2003
--------------------------
Lawrence A. Weinbach

*By: /s/ Hugo Schaub
    ----------------------
     Hugo Schaub
     Attorney-in-Fact

                  Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed, solely in his capacity as the duly authorized representative of UBS AG in the United States, in the City of New York, State of New York, on the 21st day of March 2003.

                                           /s/ Robert B. Mills
                                           -------------------------------------
                                           Name: Robert B. Mills
                                           Title: Managing Director